UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2005

Sun Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15086	94-2805249
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4150 Network Circle Santa Clara, California	95054-1778
(Address of Principal Executive Offices)	(Zip Code)

(650) 960-1300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement

Determination of Performance Goals Under the Sun Microsystems, Inc. Section 162(m) Executive Officer Performance-Based Bonus Plan.

On June 23, 2005, the Leadership Development and Compensation Committee (the “LDCC”) of Sun Microsystems, Inc. (the “Company”) approved corporate performance measures for its executive officers under the Company’s Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Bonus Plan”) for the fiscal year ending June 30, 2006 (“Fiscal 2006”). Pursuant to the Bonus Plan, executive officers are eligible to receive quarterly cash incentive compensation based upon the attainment of quarterly business performance goals, which will be established by the LDCC in compliance with Section 162(m) of the Internal Revenue Code. Payouts for each executive officer shall be determined based upon the extent to which such performance goals are attained. Target annual incentive awards for executive officers, other than Scott McNealy, the Company’s Chairman of the Board of Directors and Chief Executive Officer, range from 55% to 100% of base salary. The target annual incentive award for Mr. McNealy is 2,500% of his base salary. Using Mr. McNealy’s base salary for the past three fiscal years of $100,000, his Fiscal 2006 target annual incentive award would be $2.5 million. Bonus payouts will be capped at 300% of target. The corporate performance measures under the Bonus Plan for Fiscal 2006 are quarterly operating income, revenue growth for Fiscal 2006 and free cash flow for Fiscal 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2005

SUN MICROSYSTEMS, INC.

By:	/s/ Crawford Beveridge
Crawford Beveridge
Executive Vice President, People and Places, and Chief Human Resources Officer